EXHIBIT 99.(a)(1)
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                            HORACE MANN MUTUAL FUNDS
                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

I. COVERED OFFICERS/PURPOSE OF THE CODE

         This code of ethics (this "Code") for the Horace Mann Mutual Funds (the "Trust") applies to the Trust's Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the "Covered Officers" each of whom are set forth in Exhibit A) for the purpose of promoting:

          o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

          o full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

          o compliance with applicable governmental laws, rules and regulations;

          o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

          o    accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "1940 Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The Trust's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, contractual and other relationships between the Trust and the Horace Mann companies of which the Covered Officers are also officers or employees. As a result, this

Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the Horace Mann companies, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Horace Mann companies and the Trust. The participation of the Covered Officers in such activities is inherent in the relationships between the Trust and the Horace Mann companies and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act, such activities will be deemed to have been handled ethically.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

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         Each Covered Officer must:

          o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

          o not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

          o not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; or

          o not retaliate against any other Covered Officer or any employee of the Trust or its affiliated persons for reports of potential violations that are made in good faith.

         There are some conflict of interest situations that should always be approved by the Trust's Code of Ethics Officer if material. Examples of these include:

          o service as a director on the board of any public or private company;

          o    the receipt of any non-nominal gifts;

          o the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

          o any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than the Horace Mann companies; and

          o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III. DISCLOSURE AND COMPLIANCE

          o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust;

          o each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's Board of Trustees and auditors, and to governmental regulators and self-regulatory organizations;

          o each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust, the Horace Mann companies and the Trust's investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

          o it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

          o upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board of Trustees that he has received, read, and understands the Code;

          o annually thereafter affirm to the Board of Trustees that he has complied with the requirements of the Code; and

          o notify the Trust's Code of Ethics Officer promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The Trust's Code of Ethics Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.

         The Trust will follow these procedures in investigating and enforcing this Code:

          o the Trust's Code of Ethics Officer will take all appropriate action to investigate any potential violations reported to her;

          o if, after such investigation, the Trust's Code of Ethics Officer believes that no violation has occurred, the Trust's Code of Ethics Officer is not required to take any further action;

          o any matter that the Trust's Code of Ethics Officer believes is a violation or that the Trust's Code of Ethics Officer believes should be reviewed by the Trust's Board of Trustees will be reported to the Board of Trustees;

          o if the Board of Trustees concurs that a violation has occurred, it will consider appropriate action, which may include: review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Horace Mann companies or the relevant board; or a recommendation to dismiss the Covered Officer;

          o the Board of Trustees will be responsible for granting waivers, as appropriate; and

          o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V. OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Horace Mann companies, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust's code of ethics under Rule 17j-1 under the 1940 Act is a separate requirement applying to the Covered Officers and others, and is not part of this Code.

VI. AMENDMENTS

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII. CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board of Trustees, counsel to the Trust and the independent Trustees, the Trust and the Horace Mann companies.

VIII. INTERNAL USE

         The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Date:  August 7, 2003

                                    EXHIBIT A

                     Persons Covered by this Code of Ethics
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                         Christopher M. Fehr, President

                           Bret A. Conklin, Controller

                         Angela S. Christian, Treasurer

                      AFFIRMATION TO THE BOARD OF TRUSTEES


         I am a Covered Officer under the Horace Mann Mutual Funds Code of Ethics for Principal Executive and Senior Financial Officers (the "Code"). I affirm that I have received, read and understand the Code.


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